VIRTUALSELLERS.COM, INC.
                         1000 - 120 North LaSalle Street
                             Chicago, Illinois 60602

August  30,  2000.
GoldPaint  Internet  Services,  Inc.
40540  Windsor  Road
Temecula,  California
92591

Attention:  Mark  Stubbins

         Re: Purchase of certain assets and the customer base of GoldPaint Internet Services, Inc. (the "Vendor") by Virtualsellers.com, Inc. (the "Purchaser")
         ----------------------------------------------------------------------

          When countersigned by each of the parties hereto, this letter (the "Letter Agreement") will constitute a binding agreement setting forth the terms and conditions upon which the Purchaser has agreed to buy and the Vendor has agreed to sell certain assets of the Vendor and its current customers of its software and internet services development business (the "Vendor's Business").

          In consideration of the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Upon the terms and subject to the conditions of this Letter Agreement, effective as of the Closing Date (as defined herein), the Vendor agrees to sell, assign and transfer to the Purchaser, and the Purchaser agrees to purchase, on the Closing Date (as defined herein), a 100% undivided interest in and to the assets listed in Schedule "A" hereto (the "Assets") including any Intellectual Property Rights in the Assets (as defined herein) as listed in Schedule "B" hereto, free and clear from any and all encumbrances whatsoever, the material contracts listed in Schedule "G" hereto (the "Material Contracts") and the customers (the "Customer Base") of the Vendor's Business, as such exist on the Closing Date.

2. The Purchaser and the Vendor hereby agree that the closing of the transactions contemplated by this Letter Agreement shall occur on a date (the "Closing Date") as mutually determined by the parties, which date shall be no later than September ______, 2000 unless otherwise mutually agreed to by the parties hereto.

3. The closing of the transactions contemplated in this Letter Agreement will take place by the exchange of appropriate solicitors' undertakings, or in such other manner as may be mutually agreed upon by the parties hereto.

4. The purchase price payable by the Purchaser to the Vendor for the Assets and the Customer Base shall be 200,000 common shares in the capital of the Purchaser (the "Purchase Shares"), at a deemed price per Purchase Share equal to the trading price of the Purchaser's common shares on the Closing Date, to be issued to the Vendor or a nominee appointed by the Vendor, on the Closing Date.

5. Mark Stubbins ("Stubbins") and the Vendor each acknowledge that the Purchase Shares have not been registered under the Unites States Securities Act of 1933 (the "1933 Act"), or under any state securities or "blue sky" laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act. Stubbins and the Vendor each further acknowledge that the Purchase Shares will be subject to a one year hold period. Stubbins and the Vendor agree to provide and execute all such representations and collateral agreements as are reasonably necessary to ensure that the issuance of the Purchase Shares complies with the requirements of all applicable securities legislation.

6. The Purchaser will issue the Purchase Shares from treasury as fully-paid and non-assessable shares in the capital of the Purchaser and the Purchase Shares will be free and clear of all liens, charges and encumbrances.

7. The Vendor covenants with the Purchaser that, from the date hereof until the Closing Date, the Vendor will:

(a) not sell or dispose of any of the Assets, will preserve and protect the Assets and will use its best efforts to keep available to the Purchaser the Customer Base;

(b) carry on its business in the ordinary course and in compliance with all applicable laws;

(c)     not  suffer or permit any encumbrance to attach to or affect the Assets;

(d) will conduct the Business diligently and only in the ordinary course consistent with past practice, keep the Assets in their present state, and endeavour to preserve the goodwill of the Customer Base and others having business relations with the Vendor relating to the Vendor's Business;

(e) not enter into any transaction which could cause any representation or warranty of the Vendor contained herein to be incorrect on the Closing Date or constitute a breach of any covenant or agreement of the Vendor contained herein;

(f) the Vendor will give to the Purchaser and Purchaser's counsel, accountants and other representatives full access, during normal business hours throughout the period prior to the Closing Date, to all of the books, and records of the Vendor relating to the Vendor's Business and the

Assets, and will furnish to the Purchaser during that period all such information as the Purchaser may reasonably request;

(g) the Vendor shall diligently take all reasonable steps required to obtain, before the Closing Date, any and all consents required from any third parties to sell, assign and transfer Assets to the Purchaser;

(h) on or before the Closing Date, the Vendor will notify all of the Customer Base that the Vendor has sold the Assets and that the Purchaser will be assuming the Customer Base; and

(i) the Vendor shall use its best efforts to take or cause to be taken all necessary corporate action, steps and proceedings to approve and authorize validly and effectively the transfer of the Assets to the Purchaser and the execution and delivery of this Agreement and any other agreements or documents contemplated hereby including, if necessary, the passing of a special resolution of shareholders and to cause all necessary meetings of directors and shareholders of the Vendor to be held for such purpose.

8. The Vendor and Stubbins jointly represent and warrant to the Purchaser, with the intent that the Purchaser shall reply on such representations and warranties in entering into this Letter Agreement and in concluding the purchase and sale contemplated by this Letter Agreement, that:

(a) the Vendor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and in each other jurisdiction in which it carries on business or holds assets, and has the power and capacity to carry on the business which it now carries on in such jurisdictions and to own and dispose of the Assets which it now owns;

(b) the Vendor is the owner of all right, title and interest in each of the Assets, free and clear of all liens, charges, pledges, security interests and encumbrances whatsoever;

(c) the Vendor has disclosed to the Purchaser all liabilities and potential liabilities of the Vendor of which it is aware;

(d) on the Closing Date, the Purchaser will obtain all right, title and interest in each of the Assets, free and clear of all encumbrances;

(e)     Schedule  "A"  contains  a complete and accurate list of all the Assets;

(f) Schedule "B' contains a complete and accurate list of all of the Vendor's Intellectual Property Rights;

(g) Schedule "C" contains a complete and accurate list of all customers of the Vendor's Business;

(h) neither Stubbins nor the Vendor has made any untrue statement to the Purchaser and neither has failed to state a material fact that is required to be stated or that is necessary to prevent a statement that is made from being false or misleading in the circumstances in which it was made;

(i) the Vendor has disclosed all contracts, engagements and commitments, whether oral or written, relating to the Vendor;

(j) all licences, permits, approvals, consents, certificates, registrations and authorizations required in the ordinary course of the Vendor's Business or in the use of the Assets have been obtained and are in good standing and are not terminable on the basis of a transfer in ownership of the Assets;

(k) all registrations or filings with any governmental intellectual property offices, domestic and foreign, required or advisable to evidence or protect or preserve any intellectual property rights (the "Intellectual Property Rights") to the Assets have been made and the Intellectual Property Rights are valid and enforceable;

(l) the financial records of the Vendor for the period ending July 31, 2000, as set forth in Schedule "D" hereto, are capable of being audited;

(m) other than as set forth on Schedule "E" hereto, there is no legal action pending or threatened by any person or entity relating to the Assets, the Intellectual Property Rights or the Vendor's Business and the Vendor is not aware of any adverse claim which has ever been, or is currently being, threatened against the Assets, the Intellectual Property Rights or the Vendor's Business or of any claim by any person or entity that any of the Intellectual Property Rights is or may be invalid or unenforceable or non--distinctive of the Vendor;

(n) the Vendor has not, in any manner whatsoever, granted, transferred, licensed or assigned or permitted to be granted, transferred, licensed or assigned any right or interest of any kind whatsoever in the Assets or the Intellectual Property Rights to any person or entity (other than the Purchaser) and the Vendor has not otherwise encumbered the Assets or the Intellectual Property Rights;

(o) the Vendor has made such examinations and other matters of diligence as may be necessary or advisable in order to confirm its representations and warranties contained in this Letter Agreement and acknowledges that any breach or failure of its representations, warranties or covenants contained in this Letter Agreement will cause material consequential or indirect damages to the Purchaser;

(p) no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required or desirable for the sale of the Assets and the Intellectual Property Rights by the Vendor to the Purchaser pursuant to this Letter Agreement;

(q) no representation or warranty in this Letter Agreement contains any untrue statement of a material fact and the representations and warranties contained in this Letter Agreement do not omit to state any material fact necessary to make any of the representations or warranties contained herein not misleading to a prospective purchaser of the Assets and the Intellectual Property Rights seeking full, true and plain disclosure as to the Assets, the Intellectual Property Rights, the Vendor's Business or the Vendor;

(r) there will have been no material adverse change in the condition of the Assets, the Intellectual Property Rights, the Vendor's Business or the Customer Base having occurred between the date of this Letter Agreement and the Closing Date;

(s) neither Stubbins nor the Vendor is aware of and neither has failed to disclose to the Purchaser any change, event or circumstance which would adversely affect the Assets, the Intellectual Property Rights or the Vendor's Business or the prospects, operation or condition of the Vendor's Business;

(t) the execution and delivery of this Letter Agreement and the completion of the transaction contemplated by this Letter Agreement has been duly and validly authorized by all necessary corporate action on the part of the Vendor, and this Letter Agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms;

(u) neither the execution and delivery of this Letter Agreement, nor the completion of the purchase and sale contemplated by this Letter Agreement will:

(i) violate any of the terms and provisions of the constating documents or bylaws or articles of the Vendor, or any order, decree, statute, by-law, regulation, covenant, restriction applicable to the Vendor, any of the Assets or any of the Intellectual Property Rights;

(ii) give any person the right to terminate, cancel or remove any of the Assets or any of the Intellectual Property Rights; or

(iii) result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets or any of the Intellectual Property Rights becoming due or payable other than any requisite sales tax payable by the Purchaser in connection with the purchase and sale;

(v) there has been no termination or cancellation of, and no modification or change in, the Vendor's business relationship with any major customer or group of major customers to be included as part of the Customer Base; and

(w) the Vendor has no reason to believe that the benefits of any relationship with any of the customers to be included as part of the Customer Base will not continue after the Closing Date in substantially the same manner as prior to the date of this Letter Agreement.

9. Provided that the conditions precedent to this Letter Agreement have been fulfilled, on the Closing Date, the Vendor and Stubbins will indemnify and hold harmless the Purchaser from and against:

(a) any and all liabilities, whether accrued, absolute, contingent or otherwise, existing at the Closing Date in connection with the Assets, the Intellectual Property Rights, the Customer Base and/or the Vendor's Business;

(b) any and all damages or deficiencies resulting from any misrepresentation, breach of warranty or non-fulfilment of any covenant on the part of the Vendor under this Letter Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser under this Letter Agreement;

(c) any use of the Assets or the Intellectual Property Rights by the Purchaser which is held to constitute an infringement of another person's rights; and

(d) any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

10. The Purchaser represents and warrants to the Vendor, with the intent that the Vendor shall rely on these representations and warranties in entering into this Letter Agreement and in concluding the purchase and sale contemplated by the Letter Agreement, that:

(a) the Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the power and capacity to enter into this Letter Agreement and carry out its terms;

(b) the execution and delivery of this Letter Agreement and the completion of the transaction contemplated by this Letter Agreement has been duly and validly authorized by all necessary corporate action on the part of the Purchaser, and this Letter Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms; and

(c) the Purchase Shares when issued will be issued as fully paid and non-assessable shares free and clear of all liens, charges, claims or encumbrances.

11. All representations, warranties, covenants and agreements made by the Vendor and the Purchaser in this Letter Agreement or under this Letter Agreement shall, unless otherwise expressly stated, survive closing of the transactions contemplated in this Letter Agreement.

12. All obligations of the Purchaser to consummate the transactions contemplated under this Letter Agreement are subject to the fulfilment, at or before the Closing Date, of the following conditions:

(a) the Purchaser and its solicitors having had a reasonable opportunity to prepare and approve of all documentation in connection with the transactions contemplated by this Letter Agreement;

(b) the Purchaser and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and the Purchaser are satisfied with the results of such due diligence;

(c) the Vendor's and Stubbins' representations and warranties contained in this Letter Agreement and in any certificate or document delivered under this Letter Agreement or in connection with the transactions contemplated by this Letter Agreement shall be true at and as of the Closing Date as if such representations and warranties were made at and as of such time;

(d) the Vendor shall have performed and complied with all agreements, covenants and conditions required by this Letter Agreement to be performed or complied with by it before or on the Closing Date;

(e) that between the date hereof and the Closing Date, no change, event, or circumstance has occurred which materially adversely affects the Assets, the Intellectual Property Rights, the Vendor's Business or the Customer Base;

(f) that between the date hereof and the Closing Date, there has not been any substantial loss, damage, or destruction, whether or not covered by insurance, to any of the Assets;

(g) that at the Closing Date, there will have been obtained from each employee of the Vendor as listed on Schedule "F" hereto (the "Employees") executed employment agreements with the Purchaser, in a form satisfactory to the Purchaser and containing the terms customary for those types of employment agreements;

(h) that between the date hereof and the Closing Date, the Vendor shall have provided all information to be included in the Schedules attached hereto, as requested by the Purchaser's solicitors, for the completion of the Schedules to the sole satisfaction of the Purchaser;

(i) no legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the

Assets, the Intellectual Property Rights and/or the Customer Base contemplated hereby; and

(j) the Purchaser shall have received duly executed copies of the consents or approvals referred to in section 7(g) and 14(c), if any.
The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or before the Closing Date by delivering to the Vendor a written waiver to that effect signed by the Purchaser.

13. Within two (2) days of the execution of this Letter Agreement, the Vendor and Stubbins will provide to the Purchaser all due diligence information and/or documentation regarding the Vendor, as requested by the Purchaser, including without limitation the following:

(a)     articles  of  incorporation;

(b) all contracts, engagement and commitments, whether oral or written, including without limitation contracts between the Vendor and its vendors, clients, agents, employees and service providers;

(c)     all  leases;

(d) all licences, permits, approvals, consents, certificates, registrations and authorizations; and

(e)     all  unaudited  and  audited  financial  statements.

     The Vendor agrees to assist the Purchaser in conducting its due diligence enquiries, including providing evidence of title, authorizations to make enquiries, reasonable access to the assets, books, records, data, accounts, contracts, leases, licences, permits, documents, financial information and operating information relating to the Vendor and the operations of the Vendor as a going concern. The Vendor will permit the employees, agents, officers, directors, advisors, and financiers of the Purchaser to have access to any of the above information as requested by the Purchaser.

14. On the Closing Date the Vendor shall deliver or cause to be delivered to the Purchaser:

(a) bills of sale, transfer and assignments, the Intellectual Property Rights and the Vendor's Business, in form and content satisfactory to the Purchaser's solicitors, appropriate to effectively vest a good and marketable title to the Assets in the Purchaser to the extent contemplated by this Letter Agreement, and immediately registrable in all places where registration of such instruments is required;

(b) assignment and assumption agreements, in form and content satisfactory to the Purchaser's solicitors, appropriate to assign all right, title, benefit and interest in the Material Contracts from the Vendor to the Purchaser;

(c) any consents or approvals required to be obtained by the Vendor for the purpose of validly assigning the Assets and Intellectual Property Rights to the Purchaser;

(d) possession of the Assets, free and clear of any encumbrances and of any other claim to possession and any tenancies;

(e) a copy of all software and all source code for such software listed on Schedule "A" hereto;

(f)     employment  agreements  duly  executed  by  the Employees of the Vendor;

(g) a certificate of the Vendor dated as of the Closing Date, acceptable in form and content to the solicitors for the Purchaser, certifying that:

(i) the Directors of the Vendor have passed a resolution duly authorizing the execution and delivery of this Letter Agreement and the completion of the transactions contemplated hereby,

(ii) the shareholders of the Vendor have passed a resolution duly authorizing and approving the sale of the Assets as contemplated hereby, if necessary, and

(iii) the Vendor's representations and warranties contained in this Letter Agreement are true as of the Closing Date;

(h) unless waived by the Purchaser, the favourable legal opinion of the solicitors for the Vendor, in form satisfactory to solicitors for the Purchaser, to the effect that all necessary steps and corporate proceedings have been taken by the Vendor to permit the sale of the Assets as contemplated hereby, that this Letter Agreement and all documents and instruments delivered pursuant hereto have been duly and validly authorized, executed, and delivered by the Vendor and will constitute valid and legally binding obligations of the Vendor, and confirming such other matters as the Purchaser's solicitors may reasonably require;

(i) all such documents and instruments as may be necessary to transfer or assign any Intellectual Property Rights in connection with the Assets; and

(j) all such other documents and instruments as the Purchaser's solicitors may reasonably require.

15. Stubbins and the Vendor each acknowledge that the Purchaser will have to file with the Securities and Exchange Commission, within 75 days of the Closing Date, audited financial statements for the Vendor's Business. Accordingly, within 30 days of the Closing Date, the Vendor shall deliver or cause to be delivered all such documents (the "Filing Documents") as the Purchaser and its independent accountants may reasonably require for the production of audited financial statements of the Vendor's Business. Stubbins and the Vendor each further acknowledge that failure to deliver the Filing Documents will constitute a fundamental breach of this Letter Agreement entitling the Purchaser to rescind this Letter Agreement.

16. The Purchaser shall deliver or cause to be delivered the Purchase Shares as directed by the Vendor, upon receipt of all Filing Documents sufficient to prepare audited financial statements for the Vendor's Business.

17. From the date of this Letter Agreement to the Closing Date, the Assets shall be and remain at the risk of the Vendor. If any of the Assets are lost, damaged or destroyed before the Closing Date, the Purchaser may, in lieu of terminating this Letter Agreement, elect by notice in writing to the Vendor to complete the purchase to the extent possible without reduction of the purchase price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction shall be payable to the Purchaser and all right and claim of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Purchaser.

18. The parties shall execute such further and other documents and do such further and other things as may be necessary to carry out and give effect to the intent of this Letter Agreement.

19. If under this Letter Agreement or any document delivered under this Letter Agreement the Vendor becomes obligated to pay any sum of money to the Purchaser, then such sum may at the election of the Purchaser, and without limiting or waiving any right or remedy for the Purchaser under this Letter Agreement, be set-off against and shall apply to any sum of money or security owed by the Purchaser to the Vendor until such amount has been completely set-off.

20. This Letter Agreement constitutes the entire agreement between the parties and there are no representations or warranties, express or implied, statutory or otherwise and no collateral agreements other than as expressly set forth or referred to in this Letter Agreement.

21.     Time  shall  be  of  the  essence  of  this  Letter  Agreement.

22. This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

23. Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement as of the date set forth on page one of this Letter Agreement.

24. Unless otherwise provided, all dollar amounts referred to in this Letter Agreement are in lawful money of the United States.

25. This Letter Agreement will enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors, and assigns..

26. Wherever there is any conflict between any provision of this Letter Agreement and any present or future statute, law, ordinance, or regulation against which the parties have no legal right to contract, the latter will prevail; but in such event the provision of this Letter Agreement thus affected will be curtailed and limited only to the extent necessary to bring it within the requirements of the law. If any term, provision, covenant, or condition of this Letter Agreement or the application thereof to any person or circumstance will, at any time or to any extent, be invalid, illegal, voidable, or unenforceable, then the remainder of this Letter Agreement or the application thereof to persons or circumstances other than those as to whom it is held invalid, illegal, voidable, or unenforceable will not be affected thereby, and each term, provision, covenants, and condition of this Letter Agreement will be and remain valid and enforceable to the fullest extent permitted by law. If any tribunal or Court of competent jurisdiction deems any provision hereof (other than for the payment of money) unreasonable, then the said tribunal or Court may declare a reasonable modification hereof, and this Letter Agreement will be valid and enforceable, and the parties hereto will be bound by and perform the same, as so modified.

27. Any notice required or permitted to be given under this Letter Agreement will be in writing and may be given by delivering, sending by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy, or sending by prepaid registered mail posted in the United States, the notice to the following address or number:

If  to  the  Purchaser:

VirtualSellers.com,  Inc.
1000  -  120  North  LaSalle  Street
Chicago,  Illinois,  60602

Facsimile  No.:  (312)  920-1870

with  a  copy  to:

Clark,  Wilson
800  -  885  West  Georgia  Street
Vancouver,  B.C.,  Canada  V6C  3H1

Attention:  Mr.  Virgil  Z.  Hlus
Facsimile  No.:  (604)  687-6314

If  to  the  Vendor:

GoldPaint  Internet  Services,  Inc.
40540  Windsor  Road
Temecula,  California,  92591

Facsimile  No.:  (906)  693-1144

(or to such other address or number as any party may specify by notice in writing to another party). Any notice delivered or sent by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy on a business day will be deemed conclusively to have been effectively given on the day the notice was delivered, or the transmission was sent successfully to the number set out above, as the case may be. Any notice sent by prepaid registered mail will be deemed conclusively to have been effectively given on the third business day after posting; but if at the time of posting or between the time of posting and the third business day thereafter there is a strike, lockout, or other labour disturbance affecting postal service, then the notice will not be effectively given until actually delivered.

28. When the context hereof makes it possible, the word "person" appearing in this Letter Agreement includes in its meaning any firm and any body corporate or politic.

29. This Letter Agreement will be governed by and construed in accordance with the law of British Columbia, and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of British Columbia in any proceeding hereunder. In accordance with the International Sale of Goods Act R.S.B.C. 1996, c. 236 and Article 6 of the United Nations Convention on Contracts for the International Sale of Goods set out in the schedule thereto, the parties hereby exclude from this Letter Agreement, the application of the United Nations Convention on Contracts for the International Sale of Goods.

30. The Schedules attached hereto are hereby incorporated into this Letter Agreement and form a part hereof. All terms defined in the body of this Letter Agreement will have the same meaning in the Schedules attached hereto.

If you accept the foregoing terms and conditions, please date, sign the enclosed copy of this Letter Agreement signifying your approval and acceptance, and return the enclosed copy of this Letter Agreement to the undersigned.

Yours  very  truly,

VIRTUALSELLERS.COM,  INC.


Per: /s/ Dennis Sinclair
     Authorized  Signatory

Accepted  and  agreed  to  this  ___  day  of  ,  2000.

GOLDPAINT  INTERNET  SERVICES,  INC.


Per: /s/ Mark Stubbins
     Authorized  Signatory

Accepted  and  agreed  to  this  30th  day  of  ,  2000.


SIGNED,  SEALED  and  DELIVERED  by  MARK  STUBBINS  in  the  presence of:

/s/ Mark Stubbins
Signature

Mark Stubbins
Print Name

40540 Windsor Road
Address

Temecula, CA 92591

Programmer
Occupation

List of Schedules

Schedule A  List of Assets
Schedule B  List of Intellectual Property Rights
Schedule C  List of Customers
Schedule D  Financial Records (period ended July 31, 2000)
Schedule E  List of Legal Claims
Schedule F  List of Employees
Schedule G  List of Material Contracts